FOR IMMEDIATE RELEASE
May 7, 2014

Ambassadors Group, Inc. Announces Board of Directors and Management Changes

SPOKANE, Wash. – May 7, 2014 – Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, held its annual stockholders meeting today. The slate of seven directors, recommended by the board of directors, was elected to serve for the upcoming year. Two new directors joined the board: Jefferson Gramm, a principal at Bandera Partners, LLC, and Philip B. Livingston, former Chief Executive Officer, LexisNexis Web Based Marketing Solutions. Bandera Partners owns approximately 18% of the Company’s outstanding shares.

Following the stockholders meeting, the board of directors met and elected Lisa O’Dell Rapuano to serve as its Chairman. Rapuano is the founder and Chief Executive Officer of Lane Five Capital Management LP, a long-biased, concentrated, valuation-driven investment partnership. She was first elected to the board in 2012 and has served on the compensation and nominating committees. Rapuano graduated from Yale University and holds a Chartered Financial Analyst professional designation. Rapuano’s status as representative of one the Company’s largest stockholders gives her important perspective as board Chair.

“Our board is committed to creating value for our stockholders and maximizing the opportunities for improvement in the business. We continue to believe we offer a great product in the market and will accelerate our transition to a more efficient cost structure and marketing approach,” said Rapuano.

The board also appointed Philip Livingston to serve as the Company’s new Interim Chief Executive Officer.  Livingston was previously the Chief Executive Officer of LexisNexis Web Based Marketing Solutions from 2009 to 2013.  He has previously served on numerous boards of directors and his management experience includes President and CEO of Financial Executives International, CFO of Catalina Marketing Corporation, and CFO of Celestial Seasoning Inc. He graduated from the University of Maryland, College Park and holds an MBA from the University of California, Berkeley. Livingston replaces Anthony F. Dombrowik, who will be pursuing opportunities outside of the Company.

“The board would like to thank Mr. Dombrowik for his years of service to the company and wishes him well in his future business endeavors,” said Rapuano.

“The People to People brand is strong in the marketplace and our associates are clearly dedicated to the mission of education and exchange toward creating global citizens. We will be focused on customer-centrism, cost efficiency, and web-based services integration, all toward constantly improving our business,” said Livingston.

About Ambassadors Group
Ambassadors Group Inc. (NASDAQ: EPAX) is an education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of People to People Ambassador Programs, Inc., World Adventures Unlimited, Inc., and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, "Company", "we", "us", and "our" refer to Ambassadors Group, Inc. and its subsidiaries.

Media Contact:
Doug Williams:  (310) 503-8680; doug.williams@peopletopeople.com